      As filed with the Securities and Exchange Commission on June 4, 1998

                                                  Registration No. 333-________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                               ------------------

                                 TUBOSCOPE INC.
             (Exact name of registrant as specified in its charter)

         Delaware                                              76-0252850
(State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                         Identification No.)

                               2835 Holmes Road
                             Houston, Texas 77051
                                (713) 799-5100
                       (Address, including zip code, and
                    telephone number, including area code,
                      of registrant's principal executive
                                   offices)

                              ------------------

                   TUBOSCOPE INC. DEFERRED COMPENSATION PLAN
                             (Full title of Plan)

                              ------------------

          JAMES F. MARONEY, III, ESQ.                      Copy to:
 Vice President, Secretary and General Counsel      REGINA M. SCHLATTER, ESQ.
                 Tuboscope Inc.                         Latham & Watkins
                2835 Holmes Road               650 Town Center Drive, Suite 2000
              Houston, Texas 77051                Costa Mesa, California 92626
                 (713) 799-5100                          (714) 540-1235
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
                                                                                      Proposed
                                                            Proposed                  Maximum
   Title of Each Class             Amount                   Maximum                  Aggregate                Amount of
    of Securities to                to be                Offering Price               Offering              Registration
      be Registered              Registered              Per Share /(2)/               Price /(2)/              Fee
-------------------------------------------------------------------------------------------------------------------------
Deferred Compensation            $2,000,000                   100%                   $2,000,000                $590
 Obligations /(1)/
Common Stock,                   20,000 shares            $21.28125/(4)/              $  425,625                $126
$0.01 par value /(3)/
-----------------------------------------------------------------------------------------------------------------------------

(1) The deferred compensation obligations to which this Registration Statement relates (the "Deferred Compensation Obligations") arise under the Tuboscope Inc. Deferred Compensation Plan, as amended (the "Plan") and are unsecured obligations of Tuboscope Inc. to pay deferred compensation in the future pursuant to compensation deferral elections made by participants in the Plan in accordance with the terms of the Plan.
(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.
(3) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.
(4) Calculated pursuant to Rule 457(h) and based on the average of the high and low sales price of the Common Stock, as reported on the New York Stock Exchange on June 2, 1998, pursuant to rule 457(c).
================================================================================

                                    PART I

     The information called for in Part I of Form S-8 is not being prepared with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission").

                                    PART II

Item 3.  Incorporation of Documents by Reference

     The following documents filed with the Commission by Tuboscope Inc., f/k/a Tuboscope Vetco International Corporation, a Delaware corporation (the "Company"), are incorporated as of their respective dates in this Registration Statement by reference:

          A. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, excluding, however, the audited financial statements, which are included in the Prospectus (Registration No. 333-51115) identified in subparagraph B below.

          B. The Prospectus contained in the Company's Registration Statement on Form S-4 (No. 333-51115);

          C. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; and

          D. Description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (Reg. No. 001-13309) filed with the Commission on August 25, 1997, including any subsequently filed amendments and reports updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

     The following description of the deferred compensation obligations of the Company under the Tuboscope Inc. Deferred Compensation Plan, as amended (the "Plan") is qualified by reference to the Plan. Capitalized terms used in this
Item 4 and not otherwise defined in this Registration Statement shall have the respective meanings attributed to such terms in the Plan.

     The deferred compensation obligations incurred by the Company under the Plan are unsecured general obligations of the Company, and will rank equally with other unsecured and unsubordinated indebtedness of the Company, from time to time outstanding, payable from the general assets of the Company. Because the Company has subsidiaries, the right of the Company, and hence the right of creditors of the Company (including Participants in the Plan), to participate in a distribution of the assets of a subsidiary upon its liquidation or reorganization or otherwise, necessarily is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor may be recognized.

     Under the Plan, the Company provides Eligible Employees of the Company and each of the Company's affiliates whose employees are eligible to participate in the Tuboscope Vetco International Inc. 401(k) Thrift Savings Plan (the "401(k) Plan") with the opportunity to elect to defer a portion of the compensation otherwise payable to the Eligible Employee consistent with the terms of the
Plan.   The portion of the Participant's compensation that is
deferred depends on the Participant's election in effect at the beginning of the Plan Year with respect to his or her elective contributions under the 401(k) Plan. To the extent the percentage of Compensation the Participant elects to have contributed under the 401(k) Plan would, when applied to the Participant's Compensation for the Plan Year, result in a contribution in excess of the maximum contribution permitted under Section 401(k), 401(m), 415, 402(g), 401(a)17 or any other applicable provision of the Internal Revenue Code of 1986, as amended (the "Code"), the excess is deferred under the Plan (the "Elective Deferrals").

     The amounts deferred under the Plan represent an obligation of the Company to make payments to the Participant at some time in the future. The amount that the Company is required to pay under the terms of the Plan is equal to the Elective Deferrals made by the Participant, as adjusted for hypothetical gains or losses attributable to the deemed investment of such Elective Deferrals as chosen by the Participants from among designated hypothetical investment alternatives, all of which is reflected in the Participant's Accounts (bookkeeping accounts maintained by the Company for each of the Participants). The amount that is payable by the Company to the Participants under the Plan is increased by additional amounts that represent an incentive contribution by the Company, determined by reference to the matching contribution program in effect under the 401(k) Plan. The amount of incentive contribution is equal to the excess of the amount that would have been made as a matching contribution by the Company under the 401(k) Plan, if the actual contributions to the 401(k) Plan along with the amounts actually deferred under the Plan had all been made under the 401(k) Plan, over the amount actually contributed as a matching contribution under the 401(k) Plan. All matching contributions under the 401(k) Plan are made in the form of common stock of the Company. Thus, all incentive contributions under the Plan are also treated as initially having been invested in common stock of the Company.

     Currently, five of the seven hypothetical investment alternatives available under the Plan are identical with the investment alternatives available for participant directed investment in the 401(k) Plan. The hypothetical investments for Participants' Accounts may be varied from time to time at the discretion of the Board of Directors or the Committee (which may be appointed by the Board of Directors to act as administrator of the Plan). Participants may elect to have any incentive contributions or other investments under the Plan in common stock of the Company treated as liquidated and invested in any of the other available investment alternatives. Participants may also elect to have any amounts invested in any of the other available investment alternatives treated as transferred to and invested in the Company's common stock under the Plan.

     A Participant is immediately vested in the Elective Deferrals (and income and gain attributable thereto). A Participant and becomes vested in the portion of his or her Account attributable to incentive contributions (and income and gain attributable thereto) in accordance with the vesting rules under the 401(k) Plan (i.e., generally 20% per year) subject to earlier vesting in certain circumstances.

     Certain special rules apply to members of the Company's Senior Management Team, members of the Company's Board of Directors and senior executives who have been selected by the Compensation Committee of the Board of Directors (collectively, "Members"). In addition to base salary, employee Members may defer all or a portion of certain bonuses, stock option gains, and incentive payments. Director Members may participate in the Plan, despite no participation in the 401(k) Plan, and may defer their fees and stock option gains.

     The amounts payable to Participants under the Plan are distributed in accordance with the distribution provisions of the Plan. Generally, such distributions are made upon termination of employment, death or, for Participants other than Members, upon a change of control (as defined). Members are also entitled to certain hardship distributions. Distributions are payable in a single lump sum payment, except that Members may also receive common stock of the Company.

     The Company reserves the right to amend or partially or completely terminate the Plan, provided that such amendment or termination does not result in any reduction of a Participant's account balance, including previous earnings or losses, as of the date of such amendment or termination.

5.  Interests of Named Experts and Counsel

     The consolidated financial statements of Tuboscope Inc. appearing in the Registration Statement (Form S-4 No. 333-51115) have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are, and audited financials to be included in subsequently filed documents will be, incorporated herein on reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

Item 6.  Indemnification of Directors and Officers

     As permitted by Delaware General Corporation Law ("DGCL"), the Certificate of Incorporation of the Company eliminates the liability of Directors to the Company or to its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent otherwise required by the DGCL.

     The Certificate of Incorporation provides that the Company indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was a Director or Officer of the Company all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by DGCL.

     The Company has also entered into indemnification agreements with certain of its Directors and Officers that require the Company to indemnify such Directors and Officers to the fullest extent permitted by applicable provisions of the DGCL, provided that any settlement of a third party against a Director or Officer is approved by the Company, and subject to limitations for actions initiated by the Director or Officer, penalties paid by insurance, and violations of Section 16(b) of the Securities Exchange Act of 1934 and similar laws.

     The inclusion of the above provisions in the Certificate of Incorporation may have the effect of reducing the likelihood of shareholder derivative suits against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its shareholders.

Item 7.  Exemption from Registration Claimed

         Not applicable.

Item 8.  Exhibits

         See Index to Exhibits on page 7.

Item 9.  Undertakings

         (a)  The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange
          Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 3rd day of June, 1998.

                                 Tuboscope Inc., a Delaware corporation


                                 By:      /s/ James F. Maroney, III
                                    -------------------------------------------
                                              James F. Maroney, III
                                  Vice President, Secretary and General Counsel


                               POWER OF ATTORNEY

     Each person whose signature appears below hereby authorizes and appoints James F. Maroney, III as attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and other documents in connection therewith, with the Commission, granting to said attorney-in-fact and agent full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                        Title                                   Date
----------                                       -----                                   ----
/s/ L.E. Simmons                                 Chairman of the Board                   June 3, 1998
----------------------------------------------
L.E. Simmons

/s/ John F. Lauletta                             President, Chief Executive Officer      June 3, 1998
----------------------------------------------   and Director (Principal Executive
John F. Lauletta                                 Officer)

/s/ Joseph C. Winkler                            Executive Vice President, Chief         June 3, 1998
----------------------------------------------   Financial Officer and Treasurer
Joseph C. Winkler                                (Principal Finance and Accounting
                                                 Officer)

/s/ Jerome R. Baier                              Director                                June 3, 1998
----------------------------------------------
Jerome R. Baier

/s/ Eric L. Mattson                              Director                                June 3, 1998
----------------------------------------------
Eric L. Mattson

/s/ Jeffrey A. Smisek                            Director                                June 3, 1998
----------------------------------------------
Jeffery A. Smisek

/s/ Douglas E. Swanson                           Director                                June 3, 1998
----------------------------------------------
Douglas E. Swanson

                               INDEX TO EXHIBITS

EXHIBIT                                                                                               PAGE
-------                                                                                             ---------
   4.1      Amended and Restated Bylaws.                                                            (Note 2)

   4.2      Restated Certificate of Incorporation, dated March 12, 1990.                            (Note 7)

   4.3      Certificate of Amendment to Restated Certificate of Incorporation dated May 12, 1992.   (Note 8)

   4.4      Certificate of Amendment to Restated Certificate of Incorporation dated May 10, 1994.   (Note 10)

   4.5      Certificate of Amendment to Restated Certificate of Incorporation dated April 24,       (Note 17)
            1996.

   4.6      Certificate of Amendment to Restated Certificate of Incorporation dated June 3, 1997.   (Note 18)

   4.7      Registration Rights Agreement dated May 13, 1988 among the Company, Brentwood           (Note 1)
            Associates, Hub Associates IV, L.P., and the investors listed therein.

   4.8      Purchase Agreement dated as of October 1, 1991 between the Company and Baker Hughes     (Note 3)
            Incorporated regarding certain registration rights.

   4.9      Exchange Agreement, dated as of January 3, 1996, among the Company and Baker Hughes     (Note 11)
            Incorporated.

   4.10     Registration Rights Agreement dated April 24, 1996 among the Company, SCF III, L.P.,    (Note 15)
            D.O.S. Partners L.P., Panmell (Holdings), Ltd. and Zink Industries Limited.

   4.11     Registration Rights Agreement dated March 7, 1997 among the Company and certain         (Note 16)
            stockholders of Fiber Glass Systems, Inc.

   4.12     Warrant for the Purchase of Shares of Common Stock Expiring December 31, 2000           (Note 15)
            between the Company and SCF III, L.P. regarding 2,533,000 shares, dated January 3,
            1996.

   4.13     Warrant for the Purchase of Shares of Common Stock expiring December 31, 2000           (Note 11)
            between the Company and Baker Hughes Incorporated regarding 1,250,000 share, dated
            January 3, 1996.

   4.14     Indenture, dated as of February 25, 1998, between the Company, the Guarantors named     (Note 19)
            therein and The Bank of New York Trust Company of Florida as trustee, relating to
            $100,000,000 aggregate principal amount of 7 1/2% Senior Notes due 2008; Specimen
            Certificate of 7 1/2% Senior Notes due 2008 (the "Private Notes"); and Specimen
            Certificate at 7 1/2% Senior Notes due 2008 (the "Exchange Notes").

   4.15     Registration Rights Agreement, dated as of February 25, 1998, between the Company,      (Note 19)
            Credit Suisse First Boston Corporation, ABN AMRO Incorporated, Chase Securities and
            Salomon Brothers Inc.

   5.1      Opinion of Latham & Watkins                                                                 9

  23.1      Consent of Latham & Watkins (included in Exhibit 5.1)                                       -

  23.2      Consent of Ernst & Young LLP                                                               10

  24.1      Powers of Attorney (included on signature page to this Registration Statement).             -

------------------
Note 1 Incorporated by reference to the Company's Registration Statement on Form S-1 (No. 33-31102).

Note 2 Incorporated by reference to the Company's Registration Statement on Form S-1 (No. 33-33248).

Note 3 Incorporated by reference to the Company's Registration Statement on Form S-1 (No. 33-43525).

Note 7 Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1990.

Note 8 Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992.

Note 10 Incorporated by reference to the Company's Proxy Statement for the 1994 Annual Meeting of Stockholders.

Note 11 Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

Note 15 Incorporated by reference to the Company's Current Report on Form 8-K filed on January 16, 1996.

Note 16 Incorporated by reference to the Company's Current Report on Form 8-K filed on March 19, 1997, as amended by Amendment No. 1 filed on May 7, 1997.

Note 17 Incorporated by reference to Appendix E in the Company's Registration Statement on Form S-4 (No. 333-01869).

Note 18 Incorporated by reference to the Company's Proxy Statement for the 1997 Annual Meeting of Stockholders.

Note 19 Incorporated by reference to the Company's Registration Statement on Form S-4 (No. 333-51115).